EXHIBIT 10.1

FIRST AMENDMENT TO THE CONSULTING AGREEMENT

This First Amendment to the Consulting Agreement (this “Amendment”) is made and effective as of March 28, 2013, by and between MusclePharm Corporation, a Nevada corporation (the “Company”), and Melechdavid, Inc. (the “Consultant”).

WHEREAS, the Company and the Consultant desire to amend the compensation provisions set forth in the Consulting Agreement dated July 12, 2012, between the Company and the Consultant (the “Original Agreement”) and as amended (the “Amended Agreement”);

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.          Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Original Agreement.

2.          Amendment to SECTIon 2(a) of the ORiginal Agreement. Section 2(a) of the Original Agreement shall be amended by adding the following after the last sentence in Section 2(a):

“In no event shall the Consultant be entitled to receive more than 570,000 shares of common stock, $0.001 par value per share (“Common Stock”), of the Company, after giving effect to the 1-for-850 reverse stock split of the Common Stock effected by the Company on November 26, 2012.”

3.          ISSUANCE OF COMPENSATION SHARES. In satisfaction of the Company’s obligation to the issue the Compensation Shares to Consultant, the Company issued an aggregate of 341,247 shares (the “March Shares”) of Common Stock on March 29, 2013. The Company and the Consultant agree that the March Shares vested and were earned on the dates and in the amounts set forth on Schedule I hereto.

4.          ISSUANCE OF REMAINING COMPENSATION SHARES. The Company and the Consultant agree that within five business days of the date of this Amendment, the Company shall issue 228,753 shares of Common Stock (the “April Shares” and with the March Shares, the “Shares”) to the Consultant as full satisfaction of the Company’s obligations under the Amended Agreement.

5.          REGISTRATION RIGHTS FOR CERTAIN SHARES. The Company agrees that the Consultant shall be entitled to identical registration rights with respect to the Shares in connection with the registration of the shares of Common Stock issued under the Subscription Agreement dated March 28, 2013, between the Company and certain investors.

6.          WAIVER; Release and Acknowledgment of No Obligations Due.

(a)	Upon receipt of the April Shares, the Consultant for itself and its heirs, affiliates, employees, agents, successors and assigns, individually and in the collective, hereby acknowledges, affirms, represents and warrants to the Company and its affiliates and subsidiaries and each of their respective partners, directors, officers, members, managers, employees, representatives, agents, successors and assigns, that except as set forth in this Amendment, no shares of Common Stock, no money or other property or assets are now or will hereafter become due or payable to Consultant, its affiliates, agents, employees, successors or assigns in any capacity by the Company or its affiliates nor are there any other sums due to Consultant, its affiliates, agents, employees, successors or assigns from the Company and its affiliates, employees, agents, successors and assigns.

(b)	Upon receipt of the April Shares, the Consultant, as of the issuance date of the April Shares, for itself and its affiliates, agents, employees, heirs, successors and assigns, hereby waives, releases, covenants not to sue, and forever discharges the Company and the Company’s subsidiaries, their related entities, partners, affiliates, officers, directors, employees, managers, members, agents, heirs, successors, and assigns (the “Company Releasees”) from any and all claims, known or unknown, that Consultant or its affiliates, agents, employees, successors or assigns, has or may have against the Company Releasees (or any of them) from the beginning of time up to and including the date of this Amendment.

(c)	Upon receipt of the April Shares, the Consultant acknowledges that the obligations of the Company under this Amendment are in full, final and complete settlement, discharge, accord and satisfaction of the Company’s and any of the Company Releasees’ obligations to Consultant and its affiliates, agents, employees, successors and assigns under the Amended Agreement.

7.          GOVERNING LAW. This Amendment shall be governed by, construed in accordance with and enforced under the internal laws of the State of New York. The venue for any legal proceedings in connection with this Amendment shall be in the federal or state courts located in the City of New York, State of New York.

8.          ENTIRE AGREEMENT. This Amendment contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Amendment supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates.

9.          SECTION HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Amendment and are not to affect in any way the substance or interpretation of this Amendment.

10.         SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Amendment should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Amendment, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions in this Amendment shall be construed as severable and independent thereof.

11.        BINDING EFFECT. This Amendment is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 10 of the Original Agreement.

12.        ATTORNEYS’ FEES. The prevailing party in any legal proceeding arising out of or resulting from this Amendment shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

13.        AUTHORIZATION. The persons executing this Amendment on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Amendment in accordance with its terms.

14.        COUNTERPARTS. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

Company:
MusclePharm Corporation

By:	/S/ Brad J. Pyatt
Name:	Brad J. Pyatt
Title:	Chief Executive Officer and President

Consultant:
Melechdavid, Inc.

By:	/S/ Mark E. Groussman
Name:	Mark E. Groussman
Title:	President